EXHIBIT 10.2

EMPLOYMENT AND NON-COMPETITION AGREEMENT

among

BNC INSURANCE, INC.,

MILNE & COMPANY INSURANCE, INC.

and

RICHARD W. MILNE, JR.

dated as of April 16, 2002

EMPLOYMENT AND NON-COMPETITION AGREEMENT

            This Employment and Non-Competition Agreement (this "Agreement") is made effective as of the 16th day of April 2002, by and among BNC Insurance, Inc., a North Dakota corporation ("BNC Insurance"), Milne & Company Insurance, Inc., an Arizona corporation ("Milne Scali" and together with BNC Insurance, or the surviving or successor entity pursuant to the merger or consolidation of Milne Scali and BNC Insurance, the "Company"), and Richard W. Milne, Jr. ("Executive"). All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement described below.

W I T N E S S E T H:

            WHEREAS, Executive, BNCCORP, INC., a Delaware corporation ("BNC"), BNC Insurance and others are parties to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated March 22, 2002, pursuant to which BNC, through its subsidiary, BNC Insurance, has agreed to acquire all of the outstanding shares of common stock of Milne Scali;

            WHEREAS, it is a condition precedent to the obligation of BNC and BNC Insurance to consummate the transactions contemplated by the Purchase Agreement, and in exchange for the payments and the issuance of shares of the common stock of BNC specified therein, that Executive and the Company have agreed to enter into this Agreement;

            WHEREAS, in order to facilitate the acquisition of all of the common stock of Milne Scali and in accordance with the terms of the Purchase Agreement, Executive has agreed, pursuant to the Purchase Agreement, to execute and deliver this Agreement and to continue to serve as an employee of Milne Scali according to the terms of this Agreement;

            WHEREAS, the Company and Executive recognize the importance of the Executive to Milne Scali and to Milne Sacli's ability to retain its client relationships, and desire that the Company employ the Executive for the period of employment and subject to the terms herein provided;

            WHEREAS, BNC and the Company desire to be assured that the Executive will not compete with the Company during the period of his employment and for a period thereafter, and that the Executive will not solicit any clients of the Company during the period of his employment and for a period thereafter upon and subject to the terms herein provided, as such competition or solicitation by the Executive would damage the Company's goodwill among its clients and the general public;

            WHEREAS, the Executive desires to be employed by the Company and to refrain from competing with the Company for the periods and upon and subject to the terms provided herein; and

            WHEREAS, the Executive is a key employee of Milne Scali and has been employed by Milne Scali and, together with Terrence M. Scali, has controlled Milne Scali since 1990 and while so employed has contributed to the acquisition and retention of clients and will continue to seek and acquire and retain clients and to generate goodwill in the future as an officer, employee and agent of the Company.

            NOW, THEREFORE, for and in consideration of the consummation of the transactions contemplated by the Purchase Agreement, the employment of Executive by the Company and the payment of wages, salary and other compensation to the Executive by the Company, the parties hereto agree as follows.

            1.         Engagement, Employment and Term. The Company hereby agrees to employ Executive as an employee of the Company from the date hereof until April 16, 2007, and Executive hereby agrees to serve the Company in such capacity, on the terms and conditions set forth herein, unless this Agreement is sooner terminated as hereinafter provided. Should Executive continue to serve until April 16, 2007 and remain employed by the Company thereafter, such employment shall convert to a month-to-month, at-will relationship otherwise subject to the terms of this Agreement and terminable for any reason whatsoever by either the Company or Executive upon 90 days prior written notice to the other party to this Agreement.

            2.         Position and Duties.

                        (a)     The Company agrees to retain Executive, and Executive agrees to serve, in the capacity of Vice President and Chairman of the Board of the Company. Executive and Terrence M. Scali shall share exclusive responsibility for the general management, direction and control of the business and affairs of the Company and shall have all the rights, duties and powers which are commonly incident to the office of the Vice President and Chairman of the Board and attendant to that of the vice president and chairman of the board of a subsidiary of a publicly traded company. Executive and Terrence M. Scali will, subject to consultation with, and approval of, the Board of Directors (the "Board") of the Company with respect to any major strategic initiative, share exclusive decision-making power over any decisions with respect to the Company's policies, management and personnel. Executive agrees, if requested by the Board, to serve without additional compensation in such capacity and perform such duties with respect to any of the Company's affiliates that are engaged in a business similar to that of the Company.

                        (b)     Executive agrees to devote his full business time and attention to the business and affairs of the Company and will use his best efforts in performing faithfully his duties under this Agreement.

                        (c)     Executive shall use his reasonable best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing contained herein shall prohibit Executive from (i) serving as a member of the board of directors, board of trustees or the like of any for-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not Executive receives compensation therefor, (ii) investing his assets in such form or manner as shall not require any significant services on his part in the operation of the business of or property in which such investment is made as long as such business does not compete with the Company, including, but not limited to, engaging in real estate investing and development activities and owning and self-managing family-owned businesses and investment properties, (iii) serving in various capacities with, and attending meetings of, industry or trade groups and associations, or (iv) owning less than 5% of the equity securities of any corporation or other entity that is publicly traded on a national securities exchange or market, as long as Executive's engaging in any activities permitted by virtue of clauses (i), (ii), (iii) and (iv) above does not materially interfere with the ability of Executive to perform the services and discharge the responsibilities required of him under this Agreement.

                        (d)     During the period of his employment under this Agreement, Executive shall not be required, except with his prior written consent, to relocate his principal place of employment outside the metropolitan Phoenix, Arizona area. Required travel on the Company's business shall not be deemed a relocation.

            3.          Compensation and Related Matters.

                        (a)     Salary. During the term of this Agreement, the Company shall pay to Executive an annual salary of $250,000, in substantially equal installments in accordance with the Company's payroll policies. The Executive's annual salary shall be reviewed annually by the Board or a committee designated by the Board and the Board or such committee may, in its discretion, increase the Executive's annual salary.

                        (b)     Bonus. Executive shall be entitled to receive such bonuses as may be declared from time to time by the Board in its sole and absolute discretion.

                        (c)     Benefits. Executive shall be entitled to participate in or receive benefits under any pension, profit sharing, insurance (including life, disability and umbrella policies), group health or other employee benefit plan or other fringe benefit arrangement made available by the Company to other persons in similarly situated positions, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

                        (d)     Expenses. During the term of Executive's service hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                        (e)     Vacations. Executive may take paid vacation periods in whatever length or frequency Executive deems appropriate to the extent that Executive is able to fulfill Executive's obligations under this Agreement.

            4.          Termination. Executive's service hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                        (a)     Death or Disability. If Executive has become Totally Disabled, as such term is defined in the Company's long-term disability insurance policy then in effect, such that Executive would be entitled to receive benefits under such policy, and the Board determines that, as a result thereof, Executive has become permanently unable to continue the proper performance of his duties for the Company, or if the Executive dies while employed by the Company, then Executive's employment shall automatically cease and terminate. If the Board makes such a determination, the Company shall have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate Executive's service hereunder. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30-day period, Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company so certifies in writing) and Executive in fact resumes such services.

                        (b)     Cause. The Company may terminate Executive's service hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's service hereunder upon:

            (i)     persistent and willful failure to abide by reasonable rules and regulations governing the transaction of business of the Company as the Board may from time to time approve;

            (ii)     persistent and willful inattention to duties, or the commission of acts within the scope of Executive's service with the Company amounting to gross negligence or willful misconduct;

            (iii)     misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of service with the Company;

            (iv)     misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

            (v)     the willful commission of a felony or other crime involving moral turpitude that results in an arrest or an indictment and that the Board reasonably determines may materially and adversely affect the business, operations or reputation of the Company;

            (vi)     the conviction of a felony or other crime involving moral turpitude; or

            (vii)     any material violation of the terms of this Agreement.

            For purposes of this Section 4(b), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith an and without reasonable belief that his action or omission was in the best interest of the Company.

                        (c)     Notice of Termination. If the Company determines that Executive has taken, or omitted to take, any actions that could constitute "Cause" to terminate Executive's service under this Agreement, then the Company shall deliver to the Executive a written notice in accordance with Section 8, specifying the provision or provisions of this Agreement that the Company believes Executive may have breached and setting forth in reasonable detail the related facts and circumstances. The Executive shall have 30 days from the date of delivery of such notice to cure or eliminate the basis for the termination of Executive's service under this Agreement. If the Company determines after the expiration of the 30 day period that the Executive has failed to cure or eliminate the basis for Executive's termination, then the Company shall provide Executive with the opportunity, together with counsel, to be heard before the Board, to discuss such failure to cure prior to Executive's termination under this Agreement.

            5.           Compensation Upon Termination or During Disability.

                        (a)     During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Executive shall continue to receive his full salary at the rate then in effect for such period until his service is terminated and the Executive receives the payment specified in Section 5(b).

                        (b)     If Executive's service hereunder shall be terminated pursuant to Section 4, the Company shall pay Executive his full salary through the date of termination at the rate then in effect and the Company shall have no further obligations to Executive under this Agreement.

                        (c)     Notwithstanding anything contained herein to the contrary, the termination of Executive's employment relationship with the Company shall not affect Executive's right to receive any Earnout payments payable to Executive pursuant to the Purchase Agreement.

            6.           Nondisclosure and Noncompetition

                        (a)     Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (i)     "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the Company's Business (as defined below), including, without limitation, information relating to the business or operations of the Company, past, current or prospective business relationships of the Company with insurance clients, insurance companies, insurance brokers, independent contractors and other sources through which insurance is placed with customers, lists of agents, brokers, policy holders and renewal dates, credit reports and other insurance data, the procedures, forms and techniques used in servicing accounts, fees and fee schedules, commissions, records, data, agreements, trade secrets and any other incident of any business developed by the Company or earned or carried on by the Company that is not generally known to persons engaged in a business similar to that conducted by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by Executive, and whether or not marked confidential.

            (i)     "Company's Business" means the business of providing general insurance brokerage and insurance consulting services, including but not limited to, selling or arranging for the sale of commercial and/or personal lines of insurance, selling financial service products and providing employee benefits services.

                        (b)     Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive's service with the Company (whether prior to or after the effective date hereof) and shall use such Confidential Information solely within the scope of his service with and for the exclusive benefit of the Company. When Executive's service with the Company terminates, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process or unless it is no longer Confidential Information, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

                        (c)     Limited Covenant Not to Compete. From the date hereof until the later of (i) five years after the date hereof and (ii) the date of the termination of Executive's employment with the Company and all of its affiliates, the Executive shall not, directly or indirectly, alone or as a partner, joint venture, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise or division, or subsidiary or affiliate of such company or business enterprise, engaged in any aspect of the Company's Business, within any state in which the Company has sold insurance at any time during the six months immediately preceding the date of the termination of Executive's service hereunder.

                        (d)     Limited Covenant Not to Solicit. From the date hereof until the later of (i) five years after the date hereof and (ii) two years after the termination of Executive's employment with the Company and all of its affiliates, the Executive shall not, directly or indirectly:

            (i)     for any reason call upon any client or customer of the Company or its affiliates, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company; and

            (ii)     for any reason solicit, induce, influence or attempt to influence any client or customer, insurance company, independent contractor, insurance broker, other insurance provider (including the individuals who are employed by or represent any of the foregoing) or any other person who has a business relationship with the Company or its affiliates, or who on the date of the termination of Executive's service with the Company is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, to discontinue or reduce the extent of such relationship with the Company or its affiliates;

            (iii)     make contact with any of the employees of the Company with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire or otherwise disrupting such employee's relationship with the Company, or hire any of the Company's insurance agents, insurance brokers or account executives, whether as an employee or independent contractor, whether or not such engagement is solicited by Executive.

                        (e)     Injunctive Relief. Executive acknowledges that a breach by Executive of paragraph (b), (c) or (d) of this Section 6 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c) or (d) of this Section 6 during or after the term of Executive's service hereunder, the Company shall be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting either from pursuing any other remedy through binding arbitration pursuant to Section 9 to which such party may be entitled under applicable law (but only to the extent such remedy is not inconsistent with Section 9 hereof) in the event of a breach or threatened breach of this Agreement by the other party including, but not limited to, recovery of costs and expenses such as reasonable attorney's fees incurred by reason of any such breach, actual damages sustained by such party as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the date of termination.

                        (f)     Governing Law of this Section 6. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 6, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the substantive laws of the state in which the prohibited competing activity or disclosure occurs, without regard to any applicable principles of conflicts of law.

                        (g)     Executive's Understanding of this Section. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section. Executive acknowledges that the geographic scope and duration of the covenants contained in paragraph (c) and (d) are the result of arm's-length bargaining in connection with the acquisition of the Company by BNC and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive's level of control over and contact with the Company's business and operations in all jurisdictions where same are conducted, (iv) the fact that the Company's Business is conducted throughout the geographic area where competition is restricted by this Agreement and (v) the general goodwill associated with Executive's continued employment with the Company. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 6 invalid or unenforceable.

                        (h)     Termination of Executive's Employment in Violation of this Agreement. Notwithstanding anything to the contrary contained in this Section 6, if Executive's service hereunder is terminated other than for Cause or by reason of Executive's death or disability, then Executive shall have no further obligations under Section 6(c) after the date of such termination.

            7.           Third Party Beneficiary; Successors. BNC is an intended third party beneficiary of the provisions of this Agreement. The terms and conditions of this Agreement shall also inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that BNC and the Company may assign any rights, interests or obligations hereunder to any corporation or other entity or person acquiring all or substantially all of the business and/or assets of BNC and/or the Company (whether directly or indirectly, by merger, purchase, consolidation or otherwise), provided that such assignment would not constitute a breach by BNC or the Company of the Purchase Agreement.

            8.           Notice. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service with confirmation of receipt or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

            To the Company:

Milne & Company Insurance, Inc.
1750 East Glendale
Phoenix, AZ 85020-5505
Phone: (602) 395-9111
Fax: (602) 395-0222

With a copy to:

BNCORP, Inc.
322 East Main
Bismarck, North Dakota 58501
Attention: Gregory K. Cleveland
Phone: (701) 250-3040
Fax.: (701) 250-3028

            To Executive:

Richard W. Milne, Jr.
5909 E. Solcito Lane
Paradise Valley, AZ 85253

With a copy to:

Kevin T. Ahern, Esq.
Broening Oberg Woods Wilson & Cass, P.C.
122 East Jefferson
Phoenix, Arizona 85034
Phone: (602) 271-7787
Fax: (602) 258-7785

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            9.           Dispute Resolution; Mandatory Arbitration.

                        (a)     Exclusive Remedy. Any claim, controversy or dispute whatsoever (a "Dispute") based upon or arising out of any aspect of this Agreement and Executive's employment hereunder, regardless of the title or nature of the Dispute, shall be exclusively and finally resolved through mandatory and binding arbitration ("Arbitration") in accordance with the terms hereof, provided any party to this Agreement may bring an action to compel Arbitration of any Dispute in the Maricopa County Superior Court. Any party who fails or refuses to submit any Dispute to binding Arbitration following a written demand by another party or parties shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party or parties in compelling Arbitration of such Dispute. No provision of, nor the exercise of any rights under this Agreement shall (A) limit the right of the Company to file a civil action in the Maricopa County Superior Court to obtain a temporary restraining order or injunctive relief as provided in Section 6(e) of this Agreement, or (B) limit the right of any party to file a civil action in the Maricopa County Superior Court to apply for a temporary restraining order and/or a preliminary injunction to enforce compliance with this Section 9, provided (i) the merits of the Dispute itself are to be submitted to Arbitration, (ii) all findings and determinations on the merits of the Dispute shall be made by the Arbitrator, and (iii) the filing of any such civil action shall not be deemed an election of remedies. The right to file a civil action can be exercised at any time necessary to enforce this Section 9 except to the extent such civil action is contrary to a final award or decision in any Arbitration. The institution of a civil action for a temporary restraining order or preliminary injunction to enforce compliance with this Section 9 shall not (i) constitute a waiver of the right and obligation of any party, including, without limitation, the plaintiff in the action, to submit any Dispute to Arbitration, (ii) render inapplicable the compulsory Arbitration provisions of this Agreement, or (iii) constitute a breach thereof.

                        (b)     Mediation. Before initiating Arbitration, the parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section 9) promptly by mediation between the Executive and a duly authorized representative of the Company, each party to bear one half of the expense of such mediation.

                        (c)     Arbitration. In the event that any Dispute arising out of or relating to this Agreement has not been resolved after good faith mediation pursuant to the procedures of Section 9(b) within thirty (30) days after a written notice of such Dispute has been delivered by either party hereto to the other, such Dispute shall upon written notice by either party to the other party, be finally settled by Arbitration administered by the American Arbitration Association in accordance with the its arbitration rules and procedures, as modified below:

            (i)     The Arbitration shall be heard by one (1) independent and impartial arbitrator, who shall be selected by American Arbitration Association in accordance with its procedures.

            (ii)     The Arbitration proceedings shall be conducted in Phoenix, Arizona.

            (iii)     The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the relevant rules and limitations of the Federal Rules of Civil Procedure. All discovery shall be completed within ninety (90) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the arbitrator and may be disposed of by the arbitrator.

            (iv)     Each party shall have up to ten (10) hours to present evidence during direct examination in a hearing before the arbitrator and such amount of time as the arbitrator determines is reasonably necessary for argument and cross examination.

            (v)     The arbitration award shall be rendered by the arbitrator within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. The award shall be final and binding upon the parties, and each party hereby waives the right to any appeal of such award. Judgment thereon may be entered in any court having jurisdiction thereof.

            (vi)     The arbitrator is empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach of this Agreement; provided, however, that the arbitrator will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

                        (d)     Performance During Disputes. Each party shall continue to perform its obligations under this Agreement pending the final resolution of any Dispute arising out of or relating to this Agreement, unless such continued performance would be commercially impossible or impracticable.

                        (e)     Costs of Arbitration. Each party shall pay one-half of the costs and expenses of Arbitration hereunder, subject to the arbitrator's power to award the prevailing party its attorney's fees and costs incurred if the arbitrator determines that the other party has acted in bad faith.

            10.           Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

            11.           Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

            12.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            14.           Entire Agreement. This Agreement and the Purchase Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

            15.           Governing Law, Consent to Jurisdiction. Except as expressly provided in Section 6(f) above with respect to the resolution of disputes arising under, or the Company's enforcement of, Section 6 of this Agreement, this Agreement shall be governed and construed in accordance with the substantive laws of the State of Arizona without regard to any applicable principles of conflicts of law. Notwithstanding the foregoing, the Maricopa County Superior Court shall be the exclusive forum and venue for any civil action described in Sections 6 and 9 and the parties hereby consent to the jurisdiction of such court for such purpose, and any Arbitration conduction pursuant to Section 7 shall be conducted in Maricopa County, Arizona.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MILNE & COMPANY INSURANCE, INC.

By: /S/ TERRENCE M. SCALI
Name: Terrence M. Scali
Title: President

BNC INSURANCE, INC.

By: /S/ GREGORY K. CLEVELAND
Name: Gregory K. Cleveland
Title: Secretary

EXECUTIVE:

/S/ RICHARD W. MILNE, JR.

Richard W. Milne, Jr.